UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

Booz Allen Hamilton Holding Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34972	26-2634160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 902-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2012, Booz Allen Hamilton Holding Corporation’s wholly-owned subsidiary Booz Allen Hamilton Inc. (the “Company”) entered into (i) the Credit Agreement, dated as of July 31, 2012 (the “Credit Agreement”), among the Company, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender and the other lenders and financial institutions party thereto and (ii) the Guarantee and Collateral Agreement, dated as of July 31, 2012 (the “Guarantee and Collateral Agreement”), made by the Company, Booz Allen Hamilton Investor Corporation (“Investor”) and the Subsidiary Guarantors party thereto in favor of Bank of America, N.A., as Collateral Agent.

The Credit Agreement provides the Company with a $500 million revolving credit facility (the “Revolving Credit Facility”) with a sublimit for letters of credit, a $725 million term loan A tranche (the “Tranche A Loans”) and a $1,025 million term loan B tranche (the “Tranche B Loans” and together with the Tranche A Loans, the “Term Loans”). Subject to specified conditions, without the consent of the then existing lenders (subject to the receipt of commitments), the Term Loans or Revolving Credit Facility may be expanded (or a new term loan facility or revolving credit facility added to the existing facilities) by up to (i) $300 million plus (ii) an additional amount as will not cause the consolidated net senior secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 3.25:1.00 (calculated by treating any unsecured debt incurred in reliance on this clause (ii) as if it were secured).

The Revolving Credit Facility is scheduled to mature on December 31, 2017. The Credit Agreement requires quarterly principal payments of 1.25% of the stated principal amount of the Tranche A Loans, with annual incremental increases to 1.875%, 2.5%, 3.125% and 13% prior to the Tranche A Loans’ scheduled maturity date of December 31, 2017, and quarterly principal payments of 0.25% of the stated principal amount of the Tranche B Loans, with the remaining balance payable on the Tranche B Loans’ scheduled maturity date of July 31, 2019.

Borrowings under the Revolving Credit Facility and the Term Loans will bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (1) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs (provided that, in the case of the Tranche B Loans, LIBOR shall be no less than 1.00%) and (2) a base rate calculated by reference to the highest of (a) the prime rate of the Administrative Agent, (b) the federal funds effective rate plus 1/2 of 1.00% and (c) the LIBOR rate for a three-month interest period plus 1.00% (“ABR”) (provided that, in the case of the Tranche B Loans, ABR shall be no less than 2.00%). The applicable margin for borrowings under the Revolving Credit Facility and for the Tranche A Loans will range from 2.00% to 2.75% with respect to LIBOR borrowings and from 1.00% to 1.75% with respect to ABR borrowings, and will be determined by reference to a pricing grid based on the Company’s consolidated net total leverage ratio. The applicable margin for the Tranche B Loans will be 3.50% with respect to LIBOR borrowings and 2.50% with respect to ABR borrowings. The initial applicable margins for borrowings under the Revolving Credit Facility and for the Tranche A Loans will be 2.75% with respect to LIBOR borrowings and 1.75% with respect to ABR borrowings. In addition to paying interest on outstanding principal under the Credit Agreement, the company will pay a commitment fee to the lenders under the Revolving Credit Facility at an initial rate equal to 0.50% and thereafter determined in accordance with the above-referenced pricing grid. The Company has also agreed to pay customary letter of credit and agency fees.

The Credit Agreement contains financial maintenance covenants requiring the Company to maintain a maximum consolidated net total leverage ratio of 4.50 to 1.00 which decreases over time to 3.75 to 1.00, and a minimum consolidated net interest coverage ratio of 3.00 to 1.00. The Credit Agreement also contains customary representations and warranties and usual and customary affirmative and negative covenants that, among other things, restrict the Company’s and its restricted subsidiaries’ ability, in certain circumstances, to (1) incur indebtedness, (2) create liens, (3) merge or consolidate with certain entities, (4) engage in any business activity other than business of the type or reasonably related to the type conducted at the date of the Credit Agreement, (5) sell, transfer, lease or otherwise dispose of all or substantially all of their assets, (6) make certain dividends, distributions, repurchases of capital stock and other restricted payments, (7) make certain investments, loans or advances, (8) engage in certain affiliate transactions, (9) engage in sale-leaseback transactions, (10) enter into certain swap or similar agreements for speculative purposes or (11) enter into any agreement limiting their ability to create, incur, assume or suffer to exists liens to secure obligations under the Credit Agreement, in each case with certain exceptions. The Credit Agreement also contains certain customary events of default, including, but not limited to, failure to make required payments, material breaches of representations or warranties, the failure to observe certain covenants or agreements, the failure to pay or default under certain other material indebtedness, the failure to maintain the guarantee and collateral agreement, certain adverse monetary judgments, bankruptcy, insolvency and a change of control. Borrowings under the Credit Agreement are subject to acceleration upon the occurrence of events of default.

The Company’s obligations under the Credit Agreement are guaranteed by its direct parent, Investor, and each of the Company’s current and future direct and indirect wholly owned domestic subsidiaries (the “Subsidiary Guarantors”) subject to certain customary exclusions, including with respect to (i) subsidiaries designated as unrestricted, (ii) immaterial subsidiaries, (iii) any subsidiary that is prohibited by applicable law or certain contractual obligations from guaranteeing the obligations under the Credit Agreement or which would require governmental approval to provide a guarantee, (iv) certain holding companies of foreign subsidiaries, (v) domestic subsidiaries of foreign subsidiaries, (vi) certain holding companies of certain intellectual property and (vii) any subsidiary with respect to which the Company and the administrative agent reasonably agree that the burden or cost of providing a guarantee will be excessive in view of the benefits obtained by the lenders therefrom, and will be secured by a first priority lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

Entry into the Credit Agreement enabled the Company to effect a refinancing of its previously outstanding indebtedness (the “Refinancing”). In connection with the Refinancing, the Company incurred $725 million of Tranche A Loan indebtedness and $1,025 million of Tranche B Loan indebtedness under the Credit Agreement on July 31, 2012 and used the proceeds from such loans together with approximately $254 million of cash on hand to, among other things, (i) pay fees and expenses and to repay all indebtedness outstanding under its Second Amended and Restated Credit Agreement, dated as of February 3, 2011 (the “Existing Credit Agreement”), among the Company, the guarantors named therein, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender, and the other lenders and financial institutions party thereto, and terminated that facility, and (ii) pay a recurring quarterly dividend of $0.09 per share and a special dividend of $6.50 per share.

The foregoing description of the Credit Agreement and the Guarantee and Collateral Agreement does not purport to be complete and is qualified in its entirety by reference to each agreement, which are filed, respectively, as Exhibit 10.1 and Exhibit 10.2 hereto, and incorporated herein by reference.

A copy of a press release dated August 1, 2012 announcing the Company’s refinancing transaction is attached hereto as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure set forth above under Item 1.01 with respect to the termination of the Company’s Existing Credit Agreement is incorporated by reference into this Item 1.02.

Item 2.02 Results of Operations and Financial Condition.

On August 1, 2012, Booz Allen Hamilton Holding Corporation issued a press release announcing its results of operations for the fiscal quarter ended June 30, 2012. A copy of the press release is attached hereto as Exhibit 99.1.

On August 1, 2012, the Company posted to the “Investor Relations” section of its website slides that accompany the earnings conference call. A copy of the slides is attached hereto as Exhibit 99.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the Credit Agreement and the incurrence of Tranche A and Tranche B indebtedness under the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated July 31, 2012

10.2	Guarantee and Collateral Agreement dated July 31, 2012

99.1	Press Release dated August 1, 2012

99.2	Slides for the Earnings Conference Call

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

BY:	Samuel R. Strickland
Samuel R. Strickland
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: August 1, 2012

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement dated July 31, 2012

10.2	Guarantee and Collateral Agreement dated July 31, 2012

99.1	Press Release dated August 1, 2012

99.2	Slides for the Earnings Conference Call